Exhibit 24
THE LAMSON & SESSIONS CO.
DIRECTORS’ POWER OF ATTORNEY
     Each of the undersigned members of the Board of Directors of The Lamson & Sessions Co., an Ohio corporation, which anticipates filing with the Securities and Exchange Commission, Washington, D. C., an annual report of the Corporation on Form 10-K for the fiscal year ended December 31, 2005 (“2005 Form 10-K”) under the provisions of the Securities Act of 1934, as amended, does hereby constitute and appoint James J. Abel and John B. Schulze, jointly and severally, with full power and substitution and re-substitution, as attorney(s) to sign for him and in his name, in the capacities indicated below, the 2005 Form 10-K, including any amendments and exhibits thereto, with full power and authority to do and perform any and all acts and things whatsoever necessary and required to be done in connection with such signing as fully to all intents and purposes as he would do if personally present, hereby ratifying and approving the acts of said attorney(s) and any substitute(s) therefor in connection with such signing:
     IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the 16th day of February 2006.

/s/ James T. Bartlett	/s/ John C. Dannemiller

James T. Bartlett	John C. Dannemiller
Director	Director

/s/ Francis H. Beam, Jr.	/s/ George R. Hill

Francis H. Beam, Jr.	George R. Hill
Director	Director

/s/ William H. Coquillette	/s/ A. Malachi Mixon, III

William H. Coquillette	A. Malachi Mixon, III
Director	Director

/s/ Martin J. Cleary	/s/ D. Van Skilling

Martin J. Cleary	D. Van Skilling
Director	Director